Exhibit 107.1

CALCULATION OF FILING FEE

FORM S-8

(Form Type)

CLEARWATER PAPER CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) Rule 457(h)	800,000 shares	$31.855	$25,484,000	0.00011020	$2808.34

Total Offering Amounts					$25,484,000		$2808.34

Total Fee Offsets							$0

Net Fee Due							$2808.34

(1)	Calculated pursuant to General Instruction E to Form S-8.
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low sale prices of Clearwater Paper Corporation’s Common Stock as reported on The New York Stock Exchange on May 11, 2023.